Exhibit 21.1

Subsidiaries of the Company

The following is a list of the Company’s significant subsidiaries as of March 1, 2013.

Name of Significant Subsidiary	Jurisdiction of Incorporation	Portion of Ownership Interest

Baltic Bear Limited	Marshall Islands	100%
Baltic Breeze Limited	Marshall Islands	100%
Baltic Cougar Limited	Marshall Islands	100%
Baltic Cove Limited	Marshall Islands	100%
Baltic Jaguar Limited	Marshall Islands	100%
Baltic Leopard Limited	Marshall Islands	100%
Baltic Panther Limited	Marshall Islands	100%
Baltic Wind Limited	Marshall Islands	100%
Baltic Wolf Limited	Marshall Islands	100%